Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Completes $5.9 Billion KTR Acquisition

SAN FRANCISCO (June 1, 2015) — Prologis, Inc. (NYSE: PLD), the global leader in industrial real estate, today announced it has completed its acquisition of the real estate assets and operating platform of KTR Capital Partners (KTR) and its affiliates for a total purchase price of $5.9 billion.

The properties were acquired by Prologis U.S. Logistics Venture (USLV), a 55-45 consolidated joint venture with Norges Bank Investment Management (NBIM), manager of the Norwegian Government Pension Fund Global. The real estate assets include an approximately 60 million square foot operating portfolio, 3.6 million square feet of development-in-progress and a land bank with a build-out potential of 6.7 million square feet.

“We’re interested in acquiring assets in the U.S. only when we see a close alignment with our own holdings,” said Hamid Moghadam, chairman and CEO, Prologis. “We bring a significant competitive advantage to the table with the attractiveness of our currency through our OP unit structure, and our ability to execute reliably and expeditiously gives us an important edge.”

Moghadam added, “The transaction is immediately accretive and will also deliver long-term value to our shareholders through incremental NOI from the lease-up of the operating and development portfolios.”

Prologis’ share of the completed acquisition was valued at approximately $3.2 billion, consisting of the assumption of approximately $400 million in secured mortgage debt, the issuance of $202 million in common limited partnership units in Prologis, L.P. and $2.6 billion in cash. The cash portion was funded through the company’s previously announced financing transactions, with the remainder from its global line of credit and the monetization of hedges.

Prologis expects to repay its two-year term loan and line of credit through the combination of asset and joint venture sales. The two-year term loan replaced the commitments to fund the previously announced bridge loan.

The transaction is expected to be accretive to 2015 core funds from operations (Core FFO) by approximately $0.09 per share. As a result, Prologis increased its full-year 2015 Core FFO guidance range to $2.16 to $2.22 per diluted share from $2.07 to $2.13 per diluted share. This represents year-over-year growth of more than 16 percent at the midpoint. On an annual stabilized basis, the forecasted Core FFO accretion is expected to be approximately $0.15 per share. Additionally, the transaction is expected to reduce general and administrative expenses as a percentage of assets under management by approximately 10 percent and increase U.S. dollar equity exposure to 95 percent.

“We have worked extremely hard to position our balance sheet for opportunities such as this,” said Tom Olinger, chief financial officer, Prologis. “Looking forward, we can fund our future deployment activity through capital recycling. We believe this ability to self-fund, in combination with the organic earnings growth from same-store NOI and development stabilizations, will reduce debt-to-EBITDA by roughly half of a turn on an annual basis.”

ABOUT PROLOGIS

Prologis, Inc. is the global leader in industrial real estate. As of March 31, 2015, Prologis owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 594 million square feet (55 million square meters) in 21 countries. The company leases modern distribution facilities to more than 4,700 customers, including third-party logistics providers, transportation companies, retailers and manufacturers.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis operates, management’s beliefs and assumptions made by management. Such statements involve uncertainties that could significantly impact Prologis’ financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity and changes in sales or contribution volume of properties, disposition activity, general conditions in the geographic areas where we operate, our debt and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic climates, (ii) changes in financial markets, interest rates and foreign currency exchange rates, (iii) increased or unanticipated competition for our properties, (iv) risks associated with acquisitions, dispositions and development of properties, (v) maintenance of real estate investment trust (“REIT”) status and tax structuring, (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings, (vii) risks related to our investments in our co-investment ventures and funds, including our ability to establish new co-investment ventures and funds, (viii) risks of doing business internationally, including currency risks, (ix) environmental uncertainties, including risks of natural disasters, and (x) those additional factors discussed in reports filed with the Securities and Exchange Commission by Prologis under the heading “Risk Factors.” Prologis undertakes no duty to update any forward-looking statements appearing in this document.

MEDIA CONTACTS

Tracy Ward, Tel: +1 415 733 9565, tward@prologis.com, San Francisco

Nina Beizai, Tel: +1 415 733 9493, nbeizai@prologis.com, San Francisco